       1             Williams & Webster, P.S.
(Logo)             Certified Public Accountants
Seafirst Financial Center, 601 West Riverside, Suite 1970
                 Spokane, Washington   99201-0611
Phone: (509) 838-5111  Fax: (509) 624-5001

June 6, 1997

Securities and Exchange Commission
Washington, D.C.

RE:  IGG International, Inc., File No: 0-26476; Form 8-K/A
     Letter pursuant to change in independent accountants

Dear Gentlemen,

At the request of the Securities and Exchange Commission, we are responding to the information presented in the corrected 8-K/A concerning the change of certifying accountants.

We have been notified of our replacement as the auditors for IGG
International, Inc. The Company has elected to replace our services with that of Arthur Andersen, LLP in Boston, Massachusetts. The reason given for this change is that the new auditors are local to the Company.

We have reviewed the Form 8-K\A. We have reviewed the disclosures made under Item 4. Change of Registrant's Certifying Accountants. All the disclosures made concern the change and the disclosures on prior financial statements are true and correct to the best of our knowledge. We have no areas of concern, and the only modification in the Registrant's audit disclosures have been the uncertainty that the Company would continue as a going concern during its development stage.

We have no disputes or disagreements with the Company concerning any audit or accounting treatments and principles in the Company's records or reporting. We have always found the Company's management to be forthright and responsible in all reporting matters. We appreciate the period of service that we did provide the Company, and the opportunity to see the Company grow and mature. We will try to assist the Company and its new auditors in any manner necessary for a smooth transition of the audit process.

If you have any further questions or need any further information, please feel free to contact our office during normal business hours at (509) 838-5111.

Very truly yours.

/s/ John G. Webster, CPA
Williams & Webster, P.S.
Certified Public Accountants